Exhibit 10.20

CULLINAN THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Cullinan Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy is effective as of the adoption date set forth below (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$35,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) with a Value (as defined below) of $430,000 will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest with respect to one-third (1/3) of the shares subject to such Initial Award on the first anniversary of the date of grant, with the remainder vesting thereafter in 24 equal monthly installments, provided, however, that all vesting shall cease if the Outside Director resigns from the Board of Directors or otherwise ceases to serve as an Outside Director of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On the date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director will receive an annual stock option award (the “Annual Award”) with a Value of $215,000, provided that any Outside Directors who received an Initial Award during the twelve-month period preceding the applicable Annual Meeting shall receive a pro-rated Annual Award based on the number of actual days served by the director from the date of appointment through the date of the Annual Meeting. The Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the Outside Director resigns from the Board of Directors or otherwise ceases to serve as an Outside Director of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, as in effect at the time of grant of the applicable stock option award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable or nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $500,000; provided, however, that such amount shall be $750,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(d) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: January 7, 2021; amended June 2023; further amended February 2025; further amended February 2026